Exhibit 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated May 25, 2007, relating to the consolidated financial statements of Flextronics International Limited and subsidiaries, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Flextronics International Limited for the year ended March 31, 2007.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
October 1, 2007